The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated March 12, 2024 PRICING SUPPLEMENT No. ARC3316 dated March __, 2024	Filed Pursuant to Rule 433 Registration Statement No. 333-264388
(To Product Supplement No. WF1 dated July 20, 2022, Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022)

Bank of Montreal Senior Medium-Term Notes, Series I Equity Linked Securities
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

■	Linked to the Utilities Select Sector SPDR® Fund (the "Fund")
■	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the fund closing price on the relevant call date
■	Automatic Call. If the fund closing price on any call date is greater than or equal to the starting price, the securities will be automatically called for the face amount plus the call premium applicable to that call date. The call premium applicable to each call date will be a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of at least 8.10% per annum (to be determined on the pricing date)
Call Date	Call Premium*
April 3, 2025	At least 8.10%
October 3, 2025	At least 12.15%
April 6, 2026	At least 16.20%
October 5, 2026	At least 20.25%
March 29, 2027**	At least 24.30%
*The actual call premium for each call date will be determined on the pricing date. **We refer to March 29, 2027 as the final calculation day.
■	Maturity Payment Amount. If the securities are not automatically called, you will receive a maturity payment amount that could be less than or equal to the face amount depending on the fund closing price on the final calculation day as follows:
▪	If the fund closing price on the final calculation day is less than the starting price, but not by more than the buffer amount of 10%, you will receive the face amount of your securities
▪	If the fund closing price on the final calculation day is less than the starting price by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount
■	Investors may lose up to 90% of the face amount
■	Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Fund beyond the applicable fixed call premium.
■	All payments on the securities are subject to credit risk, and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity or automatic call

On the date of this preliminary pricing supplement, the estimated initial value of the securities is $961.70 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $910.00 per security. However, as discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-8 herein and "Risk Factors" beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$25.75	$974.25
Total

(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	Utilities Select Sector SPDR® Fund (the “Fund”).
Fund Underlying Index:	The Utilities Select Sector Index (the "Fund Underlying Index").
Pricing Date*:	March 28, 2024.
Issue Date*:	April 3, 2024.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Automatic Call:

If the fund closing price on any call date is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Fund beyond the applicable call premium.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after that call settlement date. You will not receive any notice from us if the securities are automatically called.

The call premium applicable to each call date will be a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of at least 8.10% per annum (to be determined on the pricing date).

The actual call premium and payment per security upon an automatic call for each call date will be determined on the pricing date and will be at least the minimum amounts specified in the table below.

	Call Date	Call Premium	Payment per Security upon an Automatic Call
Call Dates* and	April 3, 2025	At least 8.10%	At least $1,081.00
Call Premiums:	October 3, 2025	At least 12.15%	At least $1,121.50
	April 6, 2026	At least 16.20%	At least $1,162.00
	October 5, 2026	At least 20.25%	At least $1,202.50
	March 29, 2027	At least 24.30%	At least $1,243.00
*We refer to March 29, 2027 as the “final calculation day.” The call dates are subject to postponement. See “—Market Disruption Events and Postponement Provisions” below.

Call Settlement Date:	Three business days after the applicable call date (as that call date may be postponed as described below under “—Market Disruption Events and Postponement Provisions,” if applicable); provided that the call settlement date for the last call date is the stated maturity date.
Stated Maturity Date*:	April 1, 2027, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.

Maturity Payment Amount:

If the securities are not automatically called, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will be calculated as follows:

•     if the ending price is less than the starting price but greater than or equal to the threshold price: $1,000; or

•    if the ending price is less than the threshold price:

$1,000 + [$1,000 × (fund return + buffer amount)]

If the securities are not automatically called and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund from the starting price in excess of the buffer amount, and will lose some, and possibly up to 90%, of the face amount of your securities at maturity.

PRS-2

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

Fund Closing Price:	The fund closing price, closing price and adjustment factor have the meanings set forth under "General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions" in the accompanying product supplement.
Starting Price:	, which is the fund closing price on the pricing date.
Ending Price:	The “ending price” will be the fund closing price of the Fund on the final calculation day.
Threshold Price:	, which is equal to 90.00% of the starting price.
Buffer Amount:	10%
Fund Return:	The "fund return" is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price
Market Disruption Events and Postponement Provisions:

Each call date (including the final calculation day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the call dates and the stated maturity date, see "General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure" and "—Payment Dates" in the accompanying product supplement. For purposes of the accompanying product supplement, each call date (including the final calculation day) is a "calculation day," and the call settlement date and the stated maturity date is a "payment date." In addition, for information regarding the circumstances that may result in a market disruption event, see "General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events" in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences and the Canadian federal income tax consequences of the ownership and disposition of the securities, see "United States Federal Tax Considerations" below, and the sections of the product supplement entitled "United States Federal Tax Considerations" and "Canadian Federal Income Tax Consequences."
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $25.75 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $20.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS will pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376A3E8

____________________

*To the extent that we make any change to the expected pricing date or expected issue date, the call dates and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF1 dated July 20, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated July 20, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922009020/r715220424b5.htm

•	Prospectus Supplement and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement if you request it by calling BMOCM toll-free at 1-877-369-5412.

PRS-4

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

Estimated Value of the Securities

Our estimated initial value of the securities on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the securities, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date will be determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-5

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	believe that the fund closing price will be greater than or equal to the starting price on one of the call dates;

▪	seek the potential for a fixed return if the Fund has appreciated at all as of any of the call dates in lieu of full participation in any potential appreciation of the Fund;

▪	are willing to accept the risk that, if the fund closing price is less than the starting price on each call date, they will not receive any positive return on their investment in the securities;

▪	are willing to accept the risk that, if the securities are not automatically called and the ending price is less than the starting price by more than the buffer amount, they will lose some, and possibly up to 90%, of the face amount per security at maturity;

▪	understand that the term of the securities may be as short as approximately one year, and that they will not receive a higher call premium payable with respect to a later call date if the securities are called on an earlier call date;

▪	are willing to forgo interest payments on the securities and dividends on the shares of the Fund and the securities held by the Fund; and

▪	are willing to hold the securities until maturity or an automatic call.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity or an automatic call;

▪	require full payment of the face amount of the securities at stated maturity;

▪	believe that the fund closing price will be less than the starting price on each call date;

▪	seek a security with a fixed term;

▪	are unwilling to accept the risk that, if the fund closing price is less than the starting price on each call date, they will not receive any positive return on the securities;

▪	are unwilling to accept the risk that the securities will not be automatically called and the ending price of the Fund may decrease from the starting price by more than the buffer amount;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the Fund;

▪	seek exposure to the upside performance of the Fund beyond the applicable call premiums;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Fund generally, or to the exposure to the Fund that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying product supplement for risks related to an investment in the securities. For more information about the Fund, please see the section titled "The Utilities Select Sector SPDR® Fund " below.

PRS-6

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called on any call date for the applicable call premium will each be determined based on the fund closing price on the applicable call date as follows:

If the securities have not been automatically called, then on the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the "Risk Factors" section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Securities

If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 90%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities at stated maturity. If the fund closing price is less than the starting price on each call date, the securities will not be automatically called, and you will receive a maturity payment amount that will be less than or equal to the face amount per security, depending on the ending price (i.e., the fund closing price on the final calculation day).

If the ending price is less than the threshold price, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Fund in excess of the buffer amount. The threshold price is 90.00% of the starting price. As a result, if the ending price is less than the threshold price, you will lose some, and possibly up to 90%, of the face amount per security at stated maturity. This is the case even if the price of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

If the securities are not automatically called, your return on the securities will be zero or negative, and therefore will be less than the return you would earn if you purchased a traditional interest-bearing debt security of Bank of Montreal or issued by another issuer with a similar credit rating with the same stated maturity date.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the "IRS"), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled "United States Federal Tax Considerations."

The Potential Return On The Securities Is Limited To The Call Premium And May Be Lower Than The Return On A Direct Investment In the Fund.

The potential return on the securities is limited to the applicable call premium, regardless of the performance of the Fund on the applicable call date. The Index may appreciate on the applicable call date by significantly more than the percentage represented by the applicable call premium from the pricing date through the applicable call date, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Fund. In addition, you will not receive the value of dividends or other distributions paid with respect to the Fund or the securities held by the Fund. Furthermore, if the securities are called on an earlier call date, you will receive a lower call premium than if the securities were called on a later call date, and accordingly, if the securities are called on one of the earlier call dates, you will not receive the highest potential call premium.

Higher Call Premiums Are Associated With Greater Risk.

The securities offer the potential to receive a call premium that reflects a per annum rate that is higher than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential call premiums are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that the securities will not be automatically called and the risk that you may lose some, and possibly up to 90%, of the face amount per security at maturity. The volatility of the Fund is an important factor affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the price of the Fund, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Fund as of the pricing date may result in a higher call premium, but it also represents a greater expected likelihood as of the pricing date that the fund closing price will be less than the starting price on each call date, such that the securities will not be automatically called for the applicable call premium, and that the fund closing price will be less than the threshold price on the final calculation day such that you will lose some, and possibly up to 90%, of the face amount per security at maturity. In general, the higher the call premium is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that the securities will not be automatically called and that you will lose some, and possibly up to 90%, of the face amount per security at maturity.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called early, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Call Date Is Postponed.

A call date (including the final calculation day) will be postponed if the applicable originally scheduled call date is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that call date. If such a postponement occurs with respect to a calculation day other than the final calculation day, then the related call settlement date will be postponed. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final calculation day as postponed.

PRS-8

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the Fund or any securities held by the Fund for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The tax treatment of an investment in the securities is uncertain. We do not plan to request a ruling from the IRS or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Income Tax Consequences — Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations. The initial estimated value may be as low as the amount indicated on the cover page of this pricing supplement.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Fund, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

PRS-9

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current price of the Fund, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Fund; interest rates; volatility of the Fund; time remaining to maturity; and dividend yields on securities held by the Fund. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, your return will be limited to the applicable call premium. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Fund. Because numerous factors are expected to affect the value of the securities, changes in the price of the Fund may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Fund

The Holdings Of The Fund Are Concentrated In The Utilities Sector.

The Fund's assets will be concentrated in the utilities sector, which means the Fund is more likely to be more adversely affected by any negative performance of utilities companies than a reference asset that has more diversified holdings across a number of sectors. Utility companies are affected by supply and demand, operating costs, government regulations, environmental factors, liabilities for environmental damage and general civil liabilities, and rate caps or rate changes. Although rate changes of a regulated utility usually fluctuate in approximate correlation with financing costs, due to political and regulatory factors rate changes ordinarily occur only following a delay after the changes in financing costs. This factor will tend to favorably affect a regulated utility company’s earnings and dividends in times of decreasing costs, but conversely, will tend to adversely affect earnings and dividends when costs are rising. The value of regulated utility equity securities may tend to have an inverse relationship to the movement of interest rates. Certain utility companies have experienced full or partial deregulation in recent years. These utility companies are frequently more similar to industrial companies in that they are subject to greater competition and have been permitted by regulators to diversify outside of their original geographic regions and their traditional lines of business. These opportunities may permit certain utility companies to earn more than their traditional regulated rates of return. Some companies, however, may be forced to defend their core business and may be less profitable. In addition, natural disasters, terrorist attacks, government intervention or other factors may render a utility company’s equipment unusable or obsolete and negatively impact profitability. Any of these factors may reduce the value of the Fund.

You Will Not Have Any Shareholder Rights And Will Have No Right To Receive Any Shares Of The Fund At Maturity.

Investing in the securities will not make you a holder of any shares of the Fund. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the Fund.

Any Payment Upon An Automatic Call Or At Stated Maturity Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Fund. Investing in the securities is not equivalent to investing in the Fund. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities held by the Fund for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities held by the Fund would have.

•	Historical Prices Of The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.

•	Changes That Affect The Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

PRS-10

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or Its Fund Underlying Index.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Underlying Index.

•	There Are Risks Associated With A Fund.

•	Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a "participating dealer," are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Fund and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities— Certain Terms for Securities Linked to a Fund—Market Disruption Events" and "—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation" in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM's determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are held by the Fund may adversely affect the price of the Fund.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-11

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

Hypothetical Examples and Returns

The payout profile, return tables and examples below illustrate hypothetical payments upon an automatic call or at stated maturity for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price will be determined on the pricing date and will be set forth under “Terms of the Securities” above in the final pricing supplement. For historical data regarding the actual closing prices of the Fund, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the securities.

Hypothetical Call Premiums:	8.10% for the first call date, 12.15% for the second call date, 16.20% for the third call date, 20.25% for the fourth call date and 24.30% for the fifth call date (the minimum call premiums as specified herein).
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$90.00 (90% of the hypothetical starting price)
Buffer Amount:	10%

Hypothetical Payout Profile

Hypothetical Payment at Maturity
Fund
First Call Date
Second Call Date
Third Call Date
Fourth Call Date
Fifth Call Date
Fifth Call Date (Call Premium: 24.30%)
Fourth Call Date (Call Premium: 20.25%)
Third Call Date (Call Premium: 16.20%)
Second Call Date (Call Premium: 12.15%)
First Call Date (Call Premium: 8.10%)
10% buffer
Security Return
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Price of the Fund from Pricing Date to Applicable Call Date

PRS-12

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

Hypothetical Returns

If the securities are automatically called:

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date	Hypothetical pre-tax total rate of return(1)
1st call date	$1,081.00	8.10%
2nd call date	$1,121.50	12.15%
3rd call date	$1,162.00	16.20%
4th call date	$1,202.50	20.25%
5th call date	$1,243.00	24.30%

If the securities are not automatically called:

Hypothetical ending price	Hypothetical fund return(2)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(1)
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$89.00	-11.00%	$990.00	-1.00%
$80.00	-20.00%	$900.00	-10.00%
$70.00	-30.00%	$800.00	-20.00%
$60.00	-40.00%	$700.00	-30.00%
$50.00	-50.00%	$600.00	-40.00%
$40.00	-60.00%	$500.00	-50.00%
$20.00	-80.00%	$300.00	-70.00%
$0.00	-100.00%	$100.00	-90.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the payment per security upon automatic call or at stated maturity to the face amount of $1,000.
(2)	The fund return is equal to the percentage change from the starting price to the ending price (i.e., the ending price minus the starting price, divided by the starting price).

PRS-13

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

Hypothetical Examples Of Payment Upon An Automatic Call Or At Stated Maturity

Example 1. The fund closing price on the first call date is greater than the starting price, and the securities are automatically called on the first call date:

Utilities Select Sector SPDR® Fund
Hypothetical starting price:	$100.00
Hypothetical closing price on first call date:	$125.00

Because the hypothetical closing price of the Fund on the first call date is greater than the hypothetical starting price, the securities are automatically called on the first call date and you will receive on the related call settlement date the face amount of your securities plus a call premium of 8.10% of the face amount. Even though the Fund appreciated by 25.00% from its starting price to its closing price on the first call date in this example, your return is limited to the call premium of 8.10% that is applicable to that call date.

On the call settlement date, you would receive $1,081.00 per security.

Example 2. The securities are not automatically called prior to the last call date (the final calculation day). The fund closing price on the final calculation day is greater than the starting price, and the securities are automatically called on the final calculation day:

Utilities Select Sector SPDR® Fund
Hypothetical starting price:	$100.00
Hypothetical closing price on call dates prior to the final calculation day:	Various (all below starting price)
Hypothetical closing price on final calculation day (i.e., the ending price):	$140.00

Because the hypothetical closing price of the Fund on each call date prior to the last call date (which is the final calculation day) is less than the hypothetical starting price, the securities are not called prior to the final calculation day. Because the fund closing price on the final calculation day is greater than the starting price, the securities are automatically called on the final calculation day and you will receive on the related call settlement date (which is the stated maturity date) the face amount of your securities plus a call premium of 24.30% of the face amount.

On the call settlement date (which is the stated maturity date), you would receive $1,243.00 per security.

Example 3. The securities are not automatically called. The ending price is less than the starting price but greater than the threshold price and the maturity payment amount is equal to the face amount:

Utilities Select Sector SPDR® Fund
Hypothetical starting price:	$100.00
Hypothetical closing price on each call date:	Various (all below starting price)
Hypothetical ending price:	$95.00
Hypothetical threshold price:	$90.00, which is 90% of the hypothetical starting price

Because the hypothetical closing price of the Fund on each call date (including the final calculation day) is less than the hypothetical starting price, the securities are not automatically called. Because the hypothetical ending price is less than the hypothetical starting price, but not by more than the buffer amount, you would receive the face amount of your securities at maturity.

On the stated maturity date, you would receive $1,000.00 per security.

PRS-14

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

Example 4. The securities are not automatically called. The ending price is less than the threshold price and the maturity payment amount is less than the face amount:

Utilities Select Sector SPDR® Fund
Hypothetical starting price:	$100.00
Hypothetical closing price on each call date:	Various (all below starting price)
Hypothetical ending price:	$50.00
Hypothetical threshold price:	$90.00, which is 90% of the hypothetical starting price

Because the hypothetical closing price of the Fund on each call date (including the final calculation day) is less than the hypothetical starting price, the securities are not automatically called. Because the hypothetical ending price is less than the hypothetical threshold price, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (fund return + buffer amount)]

$1,000 + [$1,000 × (-50.00% + 10%)]

= $600.00

On the stated maturity date, you would receive $600.00 per security, resulting in a loss of 40.00%.

PRS-15

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

The Utilities Select Sector SPDR® Fund

Historical Information

We obtained the closing prices of the Utilities Select Sector SPDR® Fund in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2019 to March 8, 2024. The closing price on March 8, 2024 was $63.75. The historical performance of the Fund should not be taken as an indication of its future performance during the term of the securities.

PRS-16

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

We have derived the following information regarding the Fund and the Fund Underlying Index from publicly available documents. We have not independently verified the accuracy or completeness of the following information. Neither we nor our affiliates have made any due diligence inquiry with respect to the Fund or the Fund Underlying Index in connection with the offering of the securities.

The selection of the Fund and the Fund Underlying Index is not a recommendation to invest in this asset. Neither we nor any of our affiliates make any representation to you as to the performance of the Fund or the Fund Underlying Index. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to the Fund may be obtained through the SEC’s website at http://www.sec.gov.

Utilities Select Sector SPDR® Fund

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Utilities Select Sector Index. The Utilities Select Sector Index is a capped modified market capitalization-based index that measures the performance of the GICS utilities sector of the S&P 500® Index, which currently includes companies in the following industries: electric utilities; water utilities; multi-utilities; independent power and renewable electricity producers; and gas utilities. The Fund trades on the NYSE Arca under the ticker symbol "XLU."

Eligibility Criteria for Index Components

The stocks included in each Select Sector Index are selected from the universe of companies represented by the S&P 500® Index. Standard & Poor’s Financial Services LLC (“S&P”) acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the Select Sector Indices together comprise all of the companies in the S&P 500® Index.

Index Maintenance

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	The eleven Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to only one of the Select Sector Indices.

•	Each constituent stock of the S&P 500® Index is assigned to a Select Sector Index based on the Global Industry Classification Sector (“GICS”) structure. Each Select Sector Index is made up of all the stocks in the applicable GICS sector.

•	Each Select Sector Index is calculated by S&P using a capped market capitalization methodology where single index constituents or defined groups of index constituents are confined to a maximum weight and the excess weight is distributed proportionally among the remaining index constituents. Each Select Sector Index is rebalanced from time to time to re-establish the proper weighting.

•	For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the third Friday of March, June, September and December using the following procedures: (1) The rebalancing reference date is the second Friday of March, June, September and December; (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization methodology. Modifications are made as defined below.

i.	If any Component Stock has a weight greater than 24%, that Component Stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no Component Stock exceeds 25% as of the quarter-end diversification requirement date.

ii.	All excess weight is equally redistributed to all uncapped Component Stocks within the relevant Select Sector Index.

iii.	After this redistribution, if the float-adjusted market capitalization weight of any other Component Stock(s) then breaches 23%, the process is repeated iteratively until no Component Stocks breaches the 23% weight cap.

iv.	The sum of the Component Stocks with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

v.	If the rule in step (iv) is breached, all the Component Stocks are ranked in descending order of their float-adjusted market capitalization weights and the first Component Stock that causes the 50% limit to be breached has its weight reduced to 4.5%.

vi.	This excess weight is equally redistributed to all Component Stocks with weights below 4.5%. This process is repeated iteratively until step (iv) is satisfied.

vii.	Index share amounts are assigned to each Component Stock to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each Component Stock at the rebalancing differs somewhat from these weights due to market movements.

PRS-17

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

viii.	If, on the second to last business day of March, June, September, or December a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March, June, September, or December and membership, shares outstanding, and IWFs as of the rebalancing date.

At times, Component Stocks may be represented in the Select Sector Indices by multiple share class lines. Maximum weight capping is based on Component Stock float-adjusted market capitalization, with the weight of multiple class companies allocated proportionally to each share class line based on its float-adjusted market capitalization as of the rebalancing reference date. If no capping is required, both share classes remain in the Select Sector Index at their natural float-adjusted market capitalization.

Calculation of the Select Sector Indices

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

A SPDR® Component Stock which has been assigned to one Select Sector Index may be determined to have undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes after the initial dissemination of information on the sector change.

SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Additional information regarding the calculation and composition of the Select Sector Indices, including the index methodology, may be found on S&P’s website. Information included in that website is not included or incorporated by reference into this document.

PRS-18

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Principal at Risk Securities Linked to the Utilities Select Sector SPDR® Fund due April 1, 2027

United States Federal Tax Considerations

The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”

In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the Fund for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service (the “IRS”) could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. If this treatment is respected, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount it received at such time and the amount that it paid for its securities. Such gain or loss should generally be long-term capital gain or loss if the U.S. holder has held your securities for more than one year. Non-U.S. holders should consult the section entitled "United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders" in the product supplement.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Fund or the securities (for example, upon the Fund rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Fund or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-19